SITE LICENSE AGREEMENT

      This agreement is made of the___day of___, 1999, by and between GT Interactive Software Corp. ("GT"), a Delaware corporation located at 417 Fifth Avenue, New York, NY 10016 and_____("Licensee"), a____corporation located at____.

                                    RECITALS

      A. GT has certain exclusive rights to the computer software program entitled____(the "Game").

      B. Licensee desires to obtain a non-exclusive license to copy, install and use the Game on multiple computers located at the Site (as that term is defined below).

      In consideration of the covenants set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. GRANT OF RIGHTS:

            a. GT grants Licensee a non-exclusive, non-transferable license to install and use the Game in executable form only, on up to___(10)___workstations located at the site/s specified in Exhibit A (the "Site"), and to use the associated written documentation provided by GT (the "Documentation").

            b. Licensee shall have the right to copy the Game only to the extent necessary to exercise its rights under this agreement, and for backup and archival purposes. Licensee shall reproduce GT's end-user licensee agreement, copyright notices and other proprietary notices on all copies of the Game, and all copies shall be subject to the terms, conditions and obligations of this agreement.

            c. Licensee may copy the Documentation to the extent necessary to exercise its rights under this agreement. Licensee shall reproduce GT's copyright notices and other proprietary notices on all copies of the Documentation, and all copies shall be subject to all terms, conditions and obligations of this agreement.

            d. In the event that Licensee wishes to promote the Game in connection with the Site, Licensee shall submit all promotional materials to GT for GT's prior written approval, which shall be granted in GT's sole discretion. Licensee acknowledges that GT's approval may be contingent upon the approval of underlying rights holders. GT's failure to approve or comment in writing on any materials submitted to it for approval within thirty (30) days after receipt of those materials shall be deemed its rejection. Licensee shall have no right to advertise, publicize or promote the Game without the prior written approval of GT

      2. RESERVATION OF RIGHTS:

            a. Licensee acknowledges that any rights granted to it by GT under this agreement are subject to the rights granted to GT by the Developer and are limited by any and all restrictions contained in the agreement between GT and Developer for the Game. All rights not specifically granted to Licensee by this agreement are expressly reserved by GT. Licensee may not sublicense any of the rights granted to it under this agreement. The Game shall only be used as expressly set forth in this agreement. Without limiting the foregoing, Licensee shall have no right to sell or distribute any copy of the Game or to decompile, reverse engineer, disassemble, alter, edit, change, add to or delete from the Master Disk, the Game or the Documentation or permit others to do any of the foregoing or otherwise exploit those materials by any means not expressly authorized under this agreement (each, an "Unauthorized Use"). In the event of an

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Unauthorized Use, this agreement shall immediately terminate in accordance with Section 11(b).

                  b. GT reserves the right at any time prior to the expiration of the Term (as defined below) to discontinue developing, producing, licensing or distributing the Game (the "Discontinued Game"). GT shall notify Licensee (a "Discontinuance Notice) as soon as practicable in the event the game becomes a Discontinued Game. In that event, the terms of Section 11(d) shall apply.

      3. OWNERSHIP

            a. Licensee acknowledges that the Game, the Documentation (collectively, "GT Materials"), and all copies of the GT Materials made by Licensee under this agreement are the exclusive property of either GT or the developer of the Game (the "Developer"), as applicable, and that title to the GT Materials shall at all times remain with GT or the Developer, as applicable. Licensee further acknowledges that it has no rights in the GT Materials and that all rights which it may have with respect to the use and display of the GT Materials are as expressly granted pursuant to the terms of this agreement.

            b. Licensee will take all steps necessary to protect the Game and the Documentation from any use, reproduction, publication, disclosure or distribution, except as otherwise specifically set forth in this agreement.

            c. Licensee shall not remove, alter, cover or distort any copyright notice, trademark or other proprietary rights notice placed by GT in or on the Game or the Documentation and shall ensure that such notices are reproduced on all authorized copies of the Game and the Documentation made by Licensee.

      4. DELIVERABLES: Within thirty (30) days of execution of this agreement, GT shall deliver to Licensee one (1) copy of the Game on computer disk (the "Master Disk") and one (1) copy of the Documentation for use by Licensee pursuant to this agreement. Licensee shall bear all costs of copying and distributing the Game and the Documentation for its use within the Site.

      5. FINANCIAL OBLIGATIONS:

            a. In consideration of the rights granted to Licensee under this agreement, Licensee shall pay GT a license fee of ($540.00) on execution of this agreement.

            b. If Licensee shall be required to pay any taxes as a result of the exploitation of the rights granted under this agreement, other than income taxes which may be levied against GT from any payments made to GT under the terms of this agreement, Licensee shall be solely responsible for paying those taxes and promptly furnish GT with tax receipts certifying the fact that those taxes have been duly paid.

      6. CONFIDENTIALITY: The parties acknowledge that, during the term of this agreement, each party will have access to, and may become acquainted with, certain confidential information relating to merchandising, distribution and financial arrangements of the other party. Both parties agree that they shall not, until the later of the expiration of this agreement or such time as the information is made public, either directly or indirectly, by the party originally responsible for disclosing the information to the other party, make known to any person, firm or corporation other than a party to this agreement, any of the foregoing information. The foregoing obligations shall not apply to any information which is required to be disclosed in the context of an administrative, regulatory or judicial process or review nor to disclosure of the contents of this agreement to any affected Developer. GT shall be entitled to seek injunctive or other equitable relief without the necessity of posting a bond, to prevent the breach or threatened breach of the provisions of this section, and to secure its enforcement.

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      7. REPRESENTATIONS AND WARRANTIES:

            a. Licensee represents and warrants to GT that (i) is a corporation duly organized and existing under the laws of the state of_____; (ii) it has a full right, power, legal capacity and authority to enter into this agreement, to carry out its terms, and to receive the rights, licenses and privileges granted by this agreement; (iii) GT shall not be required to make any payments of any nature except as otherwise expressly set forth in this agreement; (iv) it has not and will not assign, transfer, lease, convey or grant a security interest in or otherwise similarly dispose of the Game or the Documentation; (v) it shall use its best efforts to protect GT's and the Developer's intellectual property rights in the Game and the Documentation against infringement by third-parties;
(vi) it has sufficient resources, equipment and expertise to copy, install and make the Game available for use within the Site in accordance with the terms of this agreement; (vii) it shall not copy, install for use or grant any third-party the right to copy, install, use or otherwise exploit the Game or the Documentation, except as otherwise set forth in this agreement or as expressly agreed to in writing by GT; and (vii) the making of this agreement and the copying, installation, and use of the Game and the Documentation by Licensee shall not infringe upon or violate any laws or regulations of the Territory; or any agreement, right or obligation existing or which shall exist between Licensee or any other person, firm or corporation; or any rights of any third party. Licensee hereby indemnifies and holds harmless GT from and against any damages arising out of any breach by Licensee of the terms of this agreement, its representations or warranties.

            b. GT represents and warrants to Licensee that (i) it is a corporation duly organized and existing under the laws of the state of Delaware; and (ii) it has the full right, power, legal capacity and authority to enter into this agreement, to carry out its terms and to grant the rights granted.

      8. LIMITATION OF LIABILITY: EXCEPT AS EXPRESSLY SET FORTH OTHERWISE AND TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, GT DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, ARISING OUT OF OR RELATING TO THE GAME, THE DOCUMENTATION, OR ANY USE OF THEM, INCLUDING (WITHOUT LIMITATION) ANY WARRANTY WHATSOEVER AS TO THEIR FITNESS FOR A PARTICULAR USE OR THEIR MERCHANTABILITY. GT SHALL IN NO EVENT BE RESPONSIBLE FOR LOSSES OF ANY KIND OF RESULTING FROM THE USE OF THOSE MATERIALS INCLUDING (WITHOUT LIMITATION) ANY LIABILITY FOR ANY INJURIES, LOSSES, EXPENSES OR DAMAGES, CAUSED BY ANY DEFICIENCY, DEFECT, ERROR OR MALFUNCTION. IN NO EVENT SHALL GT BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) EVEN IF GT KNOWS OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF THOSE DAMAGES, INJURIES, EXPENSES OR LOSSES.

      9. TERM: Unless earlier terminated as provided in this agreement, this agreement shall commence as of the date first set forth above and shall remain in force and effect for one (1) year from that date ("Initial Term"). The Initial Term may be extended for additional, consecutive six (6) month periods by mutual agreement of the parties, to be confirmed in writing thirty (30) days prior to the expiration of the then-current term. The Initial Term and any extensions, shall be referred to as the "Term."

      10. MASTER DISK: Licensee shall handle, store and safeguard the Master Disk so as to prevent an Unauthorized Use. Upon termination or earlier expiration of this agreement or within thirty (30) days following receipt of a Discontinuance Notice as set forth in Section 2(b), Licensee shall immediately return the Master Disk and the Documentation to GT at the address set forth above.

      11. TERMINATION:

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            a. Except as expressly set forth in this agreement, if Licensee breaches the terms of this agreement and fails to cure that breach, if curable within thirty (30) days of receipt of written notice, without limiting any of its other rights and remedies, GT shall have the right, in its sole discretion, to terminate this agreement and any and all rights granted to Licensee under it.

            b. This agreement shall immediately terminate, without the right to cure and without notice from GT to Licensee, in the event of an Unauthorized Use as set forth in Section 2(a). Without limiting any of the other rights and remedies, GT shall have the right to collect from Licensee the greater of (i) the value received, exchanged, bartered or otherwise realized by Licensee or any Licensee affiliates from the Unauthorized Use, as reasonably determined by GT; or (ii) the greatest amount GT charges distributors or resellers for the Game, multiplied by the total number of Unauthorized Uses. The foregoing sums shall be due and payable to GT within three (3) days after the date of the Unauthorized Use or discovery by GT. Payment at any time after that date shall be made immediately upon request for payment by GT, plus all costs and expenses of GT (including reasonable attorneys' and auditors' fees and expenses) incurred in determining the existence and extent of Unauthorized Use and in collecting the foregoing sums.

            c. This agreement shall immediately terminate, on notice from GT to Licensee, without the right to cure, upon the occurrence of any of the following: (i) if Licensee shall file a petition in bankruptcy or make an assignment for the benefit of creditors or if any bankruptcy proceeding or assignment for the benefit of creditors shall be commenced against Licensee and not dismissed within sixty (60) days after the date of its commencement; (ii) the insolvency of the other party; or (iii) the sale by Licensee of a substantial portion of its business.

            d. In the event the Game becomes a Discontinued Game as set forth in
Section 2(b), this agreement shall terminate subject to the following: Licensee shall cease copying and installing the Game within the Site within thirty (30) days following receipt of a Discontinuance Notice; however, Licensee shall immediately cease those activities if, in the Discontinuance Notice, GT states that it no longer has the necessary rights from the Developer of the Discontinued Game.

      12. MISCELLANEOUS: Sections 2, 3, 6, 7, 8,10, 11 and 12 shall survive the expiration of the Term or earlier termination of this agreement. The enforcement by either party of its rights under this agreement shall not derogate the rights which the other party may have at law or equity. This agreement sets forth the entire understanding between the parties with respect to its subject matter and may only be amended by the parties in writing. The parties acknowledge that nothing contained in this agreement shall be deemed to imply that any intellectual property rights shall be transferred or ceded to Licensee or end-users. This agreement may not be assigned by Licensee, nor the duties of it delegated, without the prior written consent of GT. No waiver of any default or breach of this agreement by either party shall be deemed a waiver of any other breach or default. This agreement shall be interpreted under the laws of the state of New York, including the federal courts located there. If any provision shall be held to be illegal, void or unenforceable, this agreement shall remain in effect and be interpreted without it. Headings used in this agreement are for convenience only and shall have no legal effect in its interpretation. Where appropriate in context, the conjunctive shall include the disjunctive, any shall include all, unless shall include until and vice versa.

      By your countersignature below, you agree to the terms and conditions of this agreement.

Sincerely,


Harry M. Rubin
President International Division

Accepted and agreed:

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